Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: January 13, 2017

MEDIA CONTACT:	INVESTOR CONTACTS:
Lance Latham (918) 573-9675	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

WILLIAMS CLOSES PUBLIC OFFERING OF COMMON STOCK

TULSA, Okla. January 13, 2017 – Williams (NYSE: WMB, “Williams”) today announced the closing of its previously announced public offering of 65 million shares of Williams common stock at $29.00 per share.

Williams has granted the underwriters a 30-day option, effective from January 9, 2017, to purchase up to an additional 9.75 million shares of common stock.

Williams used the net proceeds of the offering to purchase newly issued common units, representing limited partnership interests, in its subsidiary, Williams Partners L.P. (NYSE: WPZ) (“Williams Partners”) at a price of $36.08586 per unit. With respect to units issued to Williams, Williams Partners will not be required to pay distributions for the quarter ended December 31, 2016 and the prorated portion of the first quarter of 2017 up to closing of the private placement.

Morgan Stanley is acting as book-running manager for the offering. This offering is being made by means of a prospectus, copies of which may be obtained by sending a request to: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd floor, New York, NY 10014.

This offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock or any other securities, and there shall not be any offer, solicitation or sale of securities mentioned in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 74 percent of Williams Partners L.P. (NYSE: WPZ). Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

Contact:

Williams

Media Contact:

1

Lance Latham, 918-573-9675

or

Investor Contacts:

John Porter, 918-573-0797

or

Brett Krieg, 918-573-4614

2